UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): August 17, 2023

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange of which registered
Common Stock	UTL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

On August, 17, 2023, Unitil Corporation’s (NYSE: UTL) (www.unitil.com) Massachusetts subsidiary, Fitchburg Gas and Electric Light Company (“Fitchburg”), filed electric and gas base rate cases with the Massachusetts Department of Public Utilities (the “Department”) requesting approval to change distribution rates for all customers.

In D.P.U. Docket 23-80, Fitchburg is requesting an increase in electric rates designed to address an approximate $6.8 million revenue deficiency, which includes the roll-in of investments and expenses previously approved for recovery through existing rate mechanisms. Net of these adjustments, Fitchburg’s requested electric revenue deficiency is approximately $4.1 million.

In D.P.U. Docket 23-81, Fitchburg is requesting an increase in gas rates designed to address an approximate $10.8 million revenue deficiency, which includes a roll-in of certain revenue requirements associated with Gas System Enhancement Program (“GSEP”) investments previously approved in Fitchburg’s GSEP Reconciliation proceedings. Net of these adjustments, Fitchburg’s requested gas revenue deficiency is approximately $6.8 million.

Fitchburg’s filings include proposals for the adoption of Performance Based Ratemaking (PBR) for its electric and gas operations. These filings will be subject to comprehensive review by the Department in base rate case proceedings that are expected to last several months. Fitchburg’s last base rate cases were filed in 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITIL CORPORATION

By:	/s/ Daniel J. Hurstak
Daniel J. Hurstak
Senior Vice President, Chief Financial Officer and Treasurer

Date:	August 23, 2023